Exhibit 4.15

Free translation

Certain information has been omitted from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The omissions have been indicated by (“[***]”).

OPERATION AND MAINTENANCE SERVICE AGREEMENT (O&M)

FV-ASS-COM-0071

SENDAS DISTRIBUIDORA S.A.

AND

GREENYELLOW DO BRASIL ENERGIA E SERVIÇOS LTDA.

São Paulo, April 29, 2019

By and between:

I. GreenYellow do Brasil Energia e Serviços Ltda., a limited liability company with its principal place of business at Rua Capitão Pinto Ferreira, 187, Jardim Paulista, in the City of São Paulo, 01423-020, State of São Paulo, registered with the National Corporate Taxpayer’s Register of the Ministry of Finance (CNPJ/MF) under No. 20.993.615/0001-73, hereinafter referred to as “SERVICE PROVIDER” or “GY BRASIL”

and

II. Sendas Distribuidora S.A., a closely held corporation with its principal place of business at Rua João Antônio Sendas, 286 – parte, City of São João de Meriti, State of Rio de Janeiro, registered with the CNPJ/MF under No. 06.057.223/0001 -71. hereinafter referred to as “CLIENT” or “ASSAÍ”.

GY BRASIL and CLIENT hereinafter referred to individually as “PARTY” and collectively as “PARTIES”.

WHEREAS:

1. The CLIENT is interested in increasing the predictability and control over the electricity costs of the ASSAÍ Londrina Establishment in Londrina - State of Paraná.

2. GY BRASIL, a member of the Casino Group, is aware of the importance of efficient electricity use and develops solutions and installations with the aim of reducing, optimizing and monitoring the electricity consumption of commercial and logistical properties. The solution for distributed micro and mini-generation systems of photovoltaic electricity (“PV System”) allows for predictability and better management of the Establishment’s energy cost.

3. GY BRASIL is a company specialized in the development of PV Systems, installation and lease of Equipment and in the implementation of other solutions in order to reduce, optimize and monitor the electricity consumption of commercial properties, having for these projects specialized people and materials, as well as all the licenses necessary for its activities, being properly organized and trained under the current legislation for the provision of photovoltaic services.

4. GY BRASIL, before the date of execution of this AGREEMENT and during the so-called “Study Phase”, presented to the CLIENT a project involving the PV Systems that GY BRASIL could implement in the Establishment. Photovoltaic systems are implemented based on current legislation, notably, ANEEL active Resolution No. 482. of April 17, 2012, as amended by Normative Resolution No. 687, of November 24, 2015 (“ANEEL Resolution”).

5. The PV Systems subject matter of this AGREEMENT were designed by GY BRASIL: (i) the purpose of being implemented in the CLIENT’s Establishment, under the terms of the Lease Agreement (defined in the item below); and (ii) taking into account the CLIENT’s electricity power juice, as well as peculiarities of the use of electric energy in the CLIENT’s installations.

6. The PARTIES have decided to enter into this O&M Agreement, which defines the terms and conditions under which GY BRASIL shall operate and maintain for the CLIENT the Equipment forming part of the PV System that will be installed in the Establishment.

7. On this date, the PARTIES have entered into an Equipment Lease Agreement (hereinafter referred to as the “Lease Agreement”) to establish the terms and conditions under which GY BRASIL shall rent and install the Equipment necessary for the operation of the PV System for use in the Establishment for the benefit of the CLIENT.

8. They are part of this O&M Agreement. after signed and initialed by the PARTIES the following annexes:

-	Annex A: Description of the Equipment
-	Annex B: Technical Commissioning Procedure
-	Annex C: O&M Description
-	Annex D: Actual Electricity Availability
-	Annex E: Checking Account of GY BRASIL
-	Annex F: Annual Performance Evaluation

9. This O&M Agreement revokes and replaces any verbal contracts, written proposals and/or preexisting agreements with the same Subject Matter in relation exclusively to the Establishment, prevailing over them, which can be modified only by an amendment signed by the PARTIES and by two (2) witnesses. This O&M Agreement shall not be interpreted as creating an association, consortium or company the PARTIES or imposing any obligation or corporate responsibility on any PARTIES.

NOW, THEREFORE, THE PARTIES RESOLVE, by mutual agreement, to enter into this Operation and Maintenance Service Agreement - O&M (“O&M Agreement”). which shall be governed according to the following sections and conditions:

1. DEFINITIONS AND ANNEXES TO THE O&M AGREEMENT

1.1. For the purposes of this O&M Agreement, unless expressly provided otherwise or unless the context requires otherwise, the following terms used in this O&M Agreement will have the following meanings:

“Acquirer” is a third party, or Affiliate, that purchases the Equipment, pursuant to Section 14.

“Affiliate” is any company controlled, directly or indirectly, by the economic group they belong to and which has a corporate purpose compatible with the fulfillment of the obligations defined in this O&M Agreement. It also means, with respect to any person, the person who, directly or indirectly, through one or more intermediaries, control, or controlled by, or shares common control with that person. For the purposes of this definition, control shall be understood as: (i) the ownership, direct or indirect, of more than fifty percent (50%) of the capital stock or being the holder of rights that permanently assures the majority of votes in the deliberations of the general meeting and the power to elect the majority of the company’s administrators: or (ii) the power to direct or cause third parties to direct the company’s management and management policies, through the ownership of voting, agreements or any other form.

“Service Adjustment” or ”AMS” is the adjustment of the annual Service Amount in Year n (SAn) that will be calculated at the end of the month following each Photovoltaic System Commissioning anniversary date of year “n”, this time allowing the calculation of the Actual Electricity Availability for year “n”. This will be done in order to take into account the Performance Level of the “n” of the Photovoltaic System. The details of the calculation of the Service Adjustment amount are described in Section 13 below.

“Year 1” is the year arising from the date of April 30, 2019, date of execution this Agreement.

“Monthly Measurement Report” is the monthly report presented by GY BRASIL to the CLIENT showing the generated electricity, the PV Plant Actual Availability and the performance.

“Nominal Capacity” or ”P0” is the peak installed capacity of the Photovoltaic System (in kilowatt peak (kWp)).

“O&M Agreement” means hereinafter the Operation and Maintenance Service Agreement - O&M and its Annexes.

“Lease Agreement” means the Equipment Lease Agreement FV-ASS-CLE-0084 (and its Annexes) entered into between the PARTIES to establish the terms and conditions under which GY BRASIL shall rent and install the Equipment comprising the PV System for use in the Establishment for the benefit of the CLIENT.

“Commissioning Date” is the date on which the Photovoltaic System was commissioned by GY BRASIL, in Annex B. In other words, it corresponds to the date on which the Photovoltaic System starts to generate electricity to be used by the Establishment, as a result of the connection between the Equipment and the public utility electric system.

“PV Plant Actual Availability” or “AVAILn” is the Actual Electricity Availability of the PV plant calculated according to Annex D in percentage (%).

“Technical Electricity Availability” is the value of the guaranteed availability of the plant fixed at ninety-eight percent (98%).

“Calculated Generated Electricity Including Annual Degradation n” or “GEn” is the generated electricity included degradation in megawatt hour (MWh) calculated by simulation in the PVSyst program in version 6.44 or higher for each year n using the actual irradiation and the measured ambient temperature by the weather station. In case of failure of the local weather station, satellite irradiation data will be used.

“Actual Generated Electricity in Year n” or “GEactual,nD” is the real generated electricity during the time of availability in year n, found on the meter at the end of the measurement period and expressed in kilowatt hours (kWh), see Annex F.

“Electricity Generated During Downtime in Year n” or “GEactual,nI” is the real generated electricity during downtime in year n, found on the meter at the end of the measurement period and expressed in kilowatt hour (kWh), see Annex D.

“Equipment” is the set of components that form the PV System and identified; Annex A leased to the CLIENT under the terms of the Lease Agreement.

“Collective Protective Equipment” or “CPE” is any device or system of a collective scope, intended to preserve the physical integrity and health of workers, as well as that of third parties.

“Personal Protective Equipment” or “PPE” is any device or product, for individual use used by the worker, intended to protect against risks capable of threatening their safety and health.

“Establishment” is the subsidiary of the CLIENT registered with CNPJ/MF under No. 06.057.223/0247-80, located at Avenida Tiradentes, 4650, Quadra 104, Lote 10 Parte 1, Jardim Rosieler, City of Londrina, State of Paraná, where the PV System is installed.

“Study Phase” is the phase in which GY BRASIL carried out the feasibility study comprising a preliminary technical and financial dimensioning of the PV System, presenting the benefits of this for the electricity savings in the Establishment. It aims to demonstrate the expectation of the PV System and, during the Term of Effectiveness, generate a global reduction in the cost of electricity projected in the Establishment, as well as providing greater management and predictability of such electricity costs.

“Operation Phase” is the period that will start on the Commissioning Date and will remain in effect during the Term of Effectiveness.

“Extraordinary Climate Event” is one whose probability of occurrence is very low and which induces a behavior of the PV System that is far from the theoretical model. The criteria for qualifying the Extraordinary Climate Event during the Testing Period are as follows:

(i) Storm/hail: announcement either by a statement by the local official meteorological agency or by the procedure and surveillance issued by the city. In the event of a storm not subject to a surveillance procedure on the part of the city, the wind speed may serve as an objective reference to the two parties that will jointly validate.

(ii) Abnormal rainfall: it must be justified by the collection of meteorological data attesting to an exceptional event or consequences (floods...).

“Simulation Tool” is the PVSyst program in version 6.44 or higher.

“Actual Power Generation of the Year n” or “GEactual,n” is the real electricity produced during the Technical availability period and measured by the photovoltaic plant (PV) meter system (in kilowatt hours (kWh)).

“Theoretical Electricity Generation of Year n” or “GEtheo,n” is the theoretical electricity generation in year n expressed in kilowatt hours (kWh), see in Annex F.

“Incident” is any event that affects the capacity of the photovoltaic plant (PV) (or any part thereof) to produce and deliver electricity.

“Accidental Unavailability Incident” is any event that affects the capacity of the photovoltaic plant (PV) or any part thereof to produce and deliver electricity.

“Consumer Price Index for the Year n” or “IPCAn” is determined on the anniversary date of year n, released by the Brazilian Institute of Geography and Statistics or by the index that replaces it, always in the shortest period permitted by law.

“Consumer Price Index for the Year 0” or “IPCA0” is determined on the Commissioning Date, released by the Brazilian Institute of Geography and Statistics or by the index that replaces it, always at the lowest frequency allowed by law.

“Real Estate Property” is the real estate property where the Establishment is located.

“Irradiation” or “Ir” is the standard solar irradiation (reference value: 1 kW/m2).

“Total Solar Irradiation” or “Gi” is the total solar irradiation for the Technical Downtime Period measured by the average of the pyranometer installed on the same inclination plane of the module and calculated by the computerized monitoring system (in kilowatt hours per square meter (kWh/m2)).

“Laws and Regulations” are the Brazilian laws and regulations of legal entities that serve as the basis for this O&M Agreement.

“Service Amount in Year n” or “SAn” is the annual amount to be paid for performing the Service (O&M) as of the Commissioning Date and during the year n expressed in Brazilian reais per year (BRL/year).

“Monthly Service Amount” or “MSAn,i” is the Service Amount in Year n (SAn) divided by 12, referring to the 12 monthly payments of year n. to be paid for performing the Service. Being i variable from 1 to 12. Expressed in Brazilian reais per month (BRL/month).

“Service Amount in Year 1” or “MS1” is the amount to be paid for the first year after the Commissioning Date. The value of MS1 is [***] (BRL[***]).

“Performance Level of Year n” or “NDn” is given by the ratio between the measurement of Actual Power Generation of the Year n (GEactual,n) and Theoretical Electricity Generation of Year n (GEtheo,n), including the degradation of modules, given in percentage (%).

Operation and Maintenance” or “O&M” is the set of responsibilities and actions related to the operation and maintenance of the PV System during the Term of Effectiveness of the O&M Agreement.

“Subject Matter” is the object, subject, reason for which this O&M Agreement is signed between the PARTIES.

“Production Losses During Technical Downtime” or “Losstu” is the difference between the electricity production, which in theory should have been produced during the Technical Downtime Period (Eth) and the Electricity Production produced and measured in the Photovoltaic system by the measurement system (GEactualn) during the Availability Period (in kilowatt hour (kWh)).

“Availability Period” means the period of twelve (12) successive months of operation of the PV System since the Commissioning Date.

“Accidental Downtime” has its meaning set out in Annex D.

“Technical Downtime Period” means any period of twelve (12) consecutive months of operation of the PV System during which no electricity was generated, since and the Commissioning Date or for another twelve (12) consecutive months.

“Performance Ratio” or ”PR” is the quotient between actual and theoretical production.

“Reference Performance Ratio” or “PRr” is calculated over the period of thirty total days, with the 30 closest days before the beginning of the Technical Downtime Period, which is not affected by the Technical Downtime Period and/or Accidental Downtime.

“Theoretical Electricity Production During Downtime” or “Eth” is the electricity that should, in theory, have been produced during the Technical Downtime Period (in kilowatt hour (kWh)), as calculated in Annex D.

“Term of Effectiveness” is the period in which the CLIENT must pay monthly the Monthly Service Amount to BRASIL.

“Production at the Beginning of Measurement in Year n” or “PBn” is the electricity production marked on the meter at the initial moment of the actual Generated Electricity will not take into account the consumption of auxiliaries during periods of lack of irradiation, particularly at night, in order to retain only the effective production of the PV System.

“Production at the End of Measurement in Year n” or “PEn” is the electricity production marked on the meter at the final moment of measurement and expressed in kilowatt hour (kWh).

“PV System” or “Photovoltaic System” means the micro and mini generation system equipped with photovoltaic electricity designed by GY Brasil for installation in the Establishment through the use of the Equipment, which will be leased under the terms of the Lease Agreement.

“SELIC rate” is the rate calculated by the weighted and adjusted average of financial operations for one day, backed by federal public securities and processed in the Special System for Settlement and Custody - SELIC, expressed as a percentage per annum of two hundred and fifty-two (252) business days, calculated and disclosed by the Central Bank’s Information System.

“Total Rate1” is the total amount, TE + TUSD off-peak, without any extras. ICMS (State Goods and Services Tax) and PIS/COFINS (Social Integration Program/Social Security Financing Contribution) included, of the electricity purchased by the Establishment on the Commissioning Date.

a.	On the date of signing this Agreement, the Total Rate1 is set at an amount of [***]of BRL/kWh (BRL[***]/kWh).

b.	If the Commissioning Date does not occur between the date of signing the Agreement and the date of the revision of ANEEL CONFIRMATORY RESOLUTION for the Establishment’s Electricity Concessionaire, this tariff may be updated on the Commissioning Date based on the current review of ANEEL’S HOMOLOGATORY RESOLUTION 1 and will also imply a review of contractual amounts in order to maintain the discount for Year I of the Agreement.

“Lease Price of Year n” or “LAn” is the annual amount to be paid for the Rent as of the Commissioning Date and during year n expressed in BRL/year.

“Monthly Lease Price” or “LAi,n” is the Lease Price of Year n divided by 12, referring to the 12 monthly payments of year n, to be paid for the Rent. Being i variable from 1 to 12. Expressed in BRL/month.

“Lease Price of Year 1” or “LP1” is the amount to be paid for the first year from the Commissioning Date. The amount of LP1 is [***] reais and [***]cents (BRL[***]).

2. SUBJECT MATTER AND PURPOSE OF THE O&M AGREEMENT

2.1. Subject Matter. The subject matter of this O&M Agreement is the provision of specialized services for the operation and maintenance of the Equipment that is part of the 217.6 kWp voltaic System installed on the Establishment’s roof.

2.2. Establishment. The Subject Matter will be executed at the Establishment, which corresponds to the CLIENT’s subsidiary registered with the CNPJ/MF under No. 06.057.223/0247-80, located at Avenida Tiradentes, 4650, Quadra 104, Lote 104-1, Parte 1, Jardim Rosicler, City of Londrina, State of Paraná.

2.3. Purpose. The PARTIES agree that the purpose of providing specialized services for the operation and maintenance of the equipment included in the PV Systems is to operationalize and implement the mini-generation of photovoltaic electricity distributed in the Establishment.

2.4. Preparation for the execution of this O&M Agreement. The PARTIES agree that the execution of this O&M Agreement was preceded by the Study Phase mentioned in the preamble of this O&M Agreement and which included the carrying out of studies by GY BRASIL, which even borne the respective costs.

3. TERM OF EFFECTIVENESS

3.1. Term of Effectiveness of the AGREEMENT and Term of Service. The PARTIES agree that the AGREEMENT will be effective from the date of its signature, with the Term of Service being effective for twenty-five (25) years from the Commissioning Date, as defined in the Technical Commissioning Procedure contained in Annex B.

3.2. AGREEMENT Renewal. At the end of the Term of Service, the AGREEMENT may be renewed for subsequent annual periods, at the discretion of the PARTIES, by means of a contractual amendment.

4. RESPONSIBILITIES OF GY BRASIL

4.1. Enforcement of Subject Matter. GY BRASIL shall execute the Subject Matter in the form, term and quality provided for in this O&M Agreement.

4.2. Performance warranty. GY BRASIL shall guarantee, during the Term of Effectiveness of this O&M Agreement, the performance of the Photovoltaic System, as described in the technical performance evaluation report Annex F.

4.3. Obtaining and maintaining licenses. GY BRASIL must obtain, maintain and comply, or cause them to be obtained, maintained and complied, at its exclusive expense, all; the licenses, approvals, authorizations, records and other similar instruments necessary for the execution of the Subject Matter.

4,4. Redress of Subject Matter. GY BRASIL will redress, at its expense, the executed Subject Matter that is in disagreement with this O&M Agreement or that has defects.

4.5. Damage to the CLIENT and third parties. GY BRASIL must execute the Subject Matter at its own risk. GY BRASIL will be liable for damages of any nature resulting from the Services provided, by itself and its professionals and subcontractors, provided that the fault of GY BRASIL or its subcontractors is proven, exempting the CLIENT from any onus, fines, infractions and/or charges arising thereof.

4.6. Call of GY BRASIL by the CLIENT. GY BRASIL must present itself, whenever called by the CLIENT, for meetings scheduled at least ten (10) days in advance, so that no meeting or service can be given or suspended due to the absence or delay of GY BRASIL, and it is incumbent upon it to bear the result from failure to meet the call.

4.7. Responsibility of GY BRASIL. GY BRASIL, made payments, will not be the one of its responsibilities and/or obligations, nor will it imply approval, total or partial, obligations arising from this O&M Agreement.

4.8. Guaranteed discount. GY BRASIL guarantees that the sum of the Lease Price of Year s for Photovoltaic Systems set out in the Lease Agreement and the Service Amount of I of this O&M Agreement will correspond to [***]percent ([***]%) of consumption in the electricity considering the electricity tariff on the Commissioning Date of the PV System as defined in 1 and in Annex C of the Lease Agreement.

4.9. Compliance with regulation. GY BRASIL commits itself in all the steps necessary for the execution of the Subject Matter of this O&M Agreement:

(i) To meet all applicable legal requirements, including compliance with LAWS AND REGULATIONS, as well as follow all orders and decrees issued by bodies that have any jurisdiction or authority with respect to the Subject Matter of this O&M Agreement, being responsible for submitting their eventual subcontractors to the above laws and regulations, as well as this O&M Agreement.

(ii) To obtain and maintain valid all authorizations and permissions necessary to fulfill the Subject Matter in all its stages.

(iii) To respect the rights of third parties, such as intellectual property rights, trade and industrial secrets, right to image, right to honor, right to privacy, among others, etc., GY BRASIL being solely responsible for any violation of such rights.

4.9.1. GY BRASIL may at any time be requested by the CLIENT to provide supporting documentation and evidence of compliance with GY BRASIL’s obligations, including compliance with the Laws and Regulations. GY BRASIL undertakes to provide the CLIENT with the requested clarifications, documentation, information and explanations, with all appropriate evidence, and with the required level of accuracy and completeness, within the shortest possible time.

5. RESPONSIBILITY FOR MAINTENANCE OF INSTALLATION

5,1 Responsibility for maintenance. GY BRASIL shall be responsible, solely and exclusively, for the maintenance, repair and replacement of parts of the Equipment whenever necessary, without burden to the CLIENT, if the Equipment contains defects, except when the responsibility for misuse rests with the CLIENT.

5.2. Cleaning and conservation of the PV System. GY BRASIL will be exclusively responsible for the cleaning and conservation of the Photovoltaic System and the place where the Subject Matter will be executed or any installations that are temporarily assigned by the CLIENT or made available to GY BRASIL, and must respect the CLIENT rules for access and maintenance such facilities.

5.3. Obligation to replace labor. GY BRASIL shall replace, within ten (10) consecutive days, its employees in case of absence or inconvenience, as considered by the CLIENT.

5.4. Responsibility for employees and appropriate materials. GY BRASIL shall use appropriate materials and qualified personnel for the execution of the Subject Matter, having full and exclusive responsibility for fully complying with all competent legislation, including, without limitation, the technical standards applicable to the materials and the legal requirements for qualification and qualification of the employees assigned to the SERVICES.

5.5. Installation changes. GY BRASIL cannot make any changes to the premises of the Establishment without the prior and express consent of the CLIENT.

6. RESPONSIBILITY FOR THE OPERATION OF THE INSTALLATIONS

6.1. GY BRASIL undertakes to include visualization access to the supervisory remote electricity monitoring system for the CLIENT.

6.2. Monthly Measurement Report. GY BRASIL shall deliver the Monthly Measurement Report to the CLIENT for approval by the fifth (5th) day of each month. The content of the Monthly Measurement Report will be defined between the PARTIES at the beginning of the Term of Effectiveness of this O&M Agreement.

6.3. CLIENT’s return on the Monthly Measurement Report. In the event that the CLIENT does not agree with the data contained in a Monthly Measurement Report, it must submit a challenge within five (5) days from receipt, requesting the review of the controversial party.

6.4. Annual monitoring report. GY BRASIL must carry out continuous monitoring and send an annual report on electricity generation and the CLIENT’s theoretical and actual financial gains.

6.5. The O&M Description, Annex C, explains the maintenance and monitoring procedures of the Photovoltaic System.

6.6. Irregularities in the operation of the CLIENT’s equipment. GY BRASIL shall notify the CLIENT of any irregularities or malfunction in equipment and systems of the CLIENT that are under its responsibility and that are affecting the performance of the Subject Matter, within five (5) days after the finding of the irregularity or defect. In the absence of notice within this period, all direct costs arising shall be fully reimbursed by GY BRASIL.

7. RESPONSIBILITY FOR INFORMATION

7.1. Responsibility for the installations. GY BRASIL will also be exclusively responsible, at its expense, for the installation, monitoring, protection, maintenance and licensing of any hardware and software necessary for the correct execution of the Subject Matter. GY BRASIL will be responsible for the equipment of the CLIENT used for the installation of hardware and software for the execution of the Subject Matter.

7.2. Responsibility for the instruction of employees and third parties. GY BRASIL shall instruct its employees and any subcontractors about the risks related to the use of information systems and resources and the policies, rules and procedures related to the CLIENT’s information security available on the website http://www.assai.com.br/sites/default/files/codigo_conduta_assai.pdf.

7.3. Responsibility for authorization. The PARTIES authorize the employees of GY BRASIL, with the consent of the CLIENT to use the CLIENT’s systems and other information resources necessary for the execution of the Subject Matter. GY BRASIL is solely responsible for communicating and requesting the cancellation of access rights of its employees and other persons under its responsibility, directly or indirectly related to the Subject Matter, upon the termination of the link they maintain with these employees and other persons.

7.4. Responsibility for reporting incidents. GY BRASIL will have the responsibility to immediately inform the CLIENT of the occurrence of violation of access passwords used by its employees or other persons under its responsibility. GY BRASIL will be responsible for informing the CLIENT of the improper disclosure of information related to the CLIENT’s business processes or personal information.

7.5. Responsibility for actions. GY BRASIL shall assume, within the limits set forth in this O&M Agreement, full responsibility for the actions and omissions of its employees, suppliers and persons directly or indirectly employed in the Subject Matter. This shall include actions and omissions related to the use of the systems and other information resources of the CLIENT, mainly, but not limited to, the use of application systems, network environments, internet, electronic mail and illegality of the stored content.

7.6. Access restriction. When the Subject Matter is provided on the CLIENT’s premises, GY BRASIL undertakes to observe and ensure that its employees do not have the equipment, access login, electronic means and resources and other means made available by the CLIENT, for purposes other than the services Subject Matter to this O&M Agreement.

7.7. Commitment to the rules of the CLIENT. GY BRASIL expressly declares that it knows and accepts the terms of the CLIENT’s Information Security Policy, submitting itself to all its procedures.

8. RESPONSIBILITY FOR OCCUPATIONAL MEDICINE AND SAFETY

8.1. GY BRASIL undertakes to supply the PPE and CPEs associated with the equipment’s operation and maintenance activities at its expense, when necessary or when requested by the CLIENT.

8.2. Employee documentation. GY BRASIL shall provide the CLIENT before the execution of the Subject Matter with an Occupational Health Certificate (ASO) from its employees and any subcontractors and shall comply with the specific recommendations made by the CLIENT, under penalty of suspension of the Subject Matter.

8.3. Training and qualification. GY BRASIL must train and qualify its employees to execute the Subject Matter, being prohibited the execution of any activity other than those contracted, GY BRASIL is responsible for all safety and prevention against accidents at work and exercising strict vigilance to comply with its determinations.

8.4. Occupational health and safety. GY BRASIL, with regard to health and safety at work, undertakes to, but is not limited to:

(i) Comply with the provisions of NR 35 on working at heights;

(ii) Comply with the provisions of NR 10 on safety in installations and electricity services;

(iii) Take immediate actions to interrupt unsafe practices or activities and correct them in situations that present imminent risks of incidents, damage to property or interruption of the process;

(iv) Providing life and accident insurance to its employees and covering the same of its subcontractors.

9. RESPECT TO THE CLIENT’S CODE OF ETHICS AND CONDUCT

9.1. Remittance of Documents. GY BRASIL shall, whenever necessary, request the CLIENT, in advance and in writing, all the standards, specifications or any other document, necessary to provide the services. No justification for delaying or stopping services or changing costs will be accepted, based on the bread provided by ASSAI with such information.

9.2. Knowledge of the code of ethics. GY BRASIL declares to know and undertakes to observe and ensure that its employees respect the terms provided for in the CLIENT’s Code of Conduct made available at the electronic address: http://www.assai.com.br/sites/default/files/código_conduta_assai.pdf.

9.3. Conveyance of the code of ethics. GY BRASIL undertakes to pass on the terms provided for in the CLIENT’s Code of Conduct to its employees and subcontractors together with a declaration of receipt and commitment to comply with such standards by the employees themselves.

9.4. Proof in accordance with the CLIENT’s Code of Conduct. GY BRASIL must submit to the CLIENT the copy of the statements mentioned in the Section above, duly signed by all its employees involved in the service provision, whenever requested.

9.5. Consequence of non-compliance. In the event of non-compliance with any provision of the CLIENT’s Code of Conduct, the Parties undertake to initiate an investigation to determine the facts, and the CLIENT is now entitled to monitor this investigation, with its participants being the professionals who are executing the Subject Matter of this O&M Agreement.

10. RESPONSIBILITIES FOR EMPLOYEES, SUBCONTRACTORS, AND INDEMNITIES

10,1 Responsibilities and investment. GY BRASIL represents that it has not made any investment of considerable value under this O&M Agreement. It is hereby established that the CLIENT has no liability for debts and obligations incurred by GY BRASIL related or not to this O&M Agreement, the latter or third parties may not use this O&M Agreement or any other justification to claim any indemnities or refunds from the CLIENT.

10.2 Subcontracting and responsibility. GY BRASIL, for the implementation of all or part of the provisions of this O&M Agreement, may subcontract any natural or legal person that wishes to save that GY BRASIL will remain with only 3 responsible to the CLIENT for the correct execution of the O&M Agreement.

10.3 Responsibility for compliance. GY BRASIL will be solely responsible for the fulfillment of all obligations included in the subcontracts, as well as for demanding the fulfillment of all obligations that are under the responsibility of the subcontractors, including, but not limited to confidentiality when applicable, compliance with current legislation and responsibility. Consequently, GY BRASIL will be responsible for all judicial and extrajudicial demands related to the non-compliance of subcontractors and will demand all; the necessary guarantees for the development of the activities they perform. Likewise, GY BRASIL will keep the CLIENT unscathed and free from any claims by subcontractors, ensuring their timely defense. Thus, before the CLIENT, GY BRASIL will be responsible for the acts, errors and omissions of its subcontractors and cannot be excused from complying with the O&M Agreement on such grounds.

10.4. Compliance with norms and rules of the CLIENT. GY BRASIL must ensure that all its employees and any subcontractors, if any: (i) comply with the rules established by the CLIENT for access to its premises, including in relation to their identification, appropriate clothing and (ii) remain only in areas authorized by the CLIENT.

10.5. Subcontractor complaints. GY BRASIL declares to the CLIENT that, if a subcontracted company promotes appointment and/or protest of in which the CLIENT appears as a drawee or sends a document, letter, notice or any form of communication permitted by law to it, requiring payment arising of pecuniary obligation of GY BRASIL, it will promote, as soon as informed of the fact(s) by the CLIENT, the regularization of the matter, either before the notary or directly with the subcontractor, within a maximum period of five (5) business days, fully bearing, including, costs and expenses resulting from such appointment and/or protest.

10.6. Documentation of subcontractors. In addition, GY BRASIL shall require from each subcontractor: (i) insurance policies relevant to the activity performed by the respective subcontractor, covering regularity, quality of activities and general and third party civil liability, as well as: (ii) proof of payment of wages, labor benefits, taxes, and social security contributions, in accordance with the CLIENT’s regulations. GY BRASIL will present to the CLIENT, whenever requested, a copy of the documents mentioned in this Section 10.6.

10.7. Indemnification for losses and damages. GY BRASIL shall be liable for any losses and damages incurred by the CLIENT due to any breach by GY BRASIL of its contractual obligations shall not exceed the amount of [***]% of the Service Amount in Year n, except as provided in Section 10.7.1 below.

10.7.1. Application of the limitation of liability. GY BRASIL agrees the limitation of liability provided for in this Section 10.7 the following assumptions shall not apply: (i) violation, by GY BRASIL of confidentiality, intellectual property obligations or losses and damages arising from claims filed by third parties (including employees of the other party); or, even for the losses and damages originating from intent or serious fault. In the cases described here, GY BRASIL will be fully liable.

10.8. Control over employees and subcontractors. GY BRASIL must present to the CLIENT, whenever requested, within seven (7) days from the notice sent to GY BRASIL, (i) the list of employees and/or subcontractors; as well as (ii copies of the Clearance Certificate by the National Social Security Institute (CND-INSS), the Regularity Certificate of the Severance Pay Fund (CRF-FGTS) and the Clearance Certificate of Labor Debts (CNDT) - labor debts related to employees and subcontractors in relation to services, under penalty of suspension of payment of the Monthly Service Amount until the situation is settled at the discretion of the CLIENT.

10.9. Insurance. In this act, GY BRASIL declares that all its employees and insured against accidents at work and exempts the CLIENT from any liability in relation to the payment of possible indemnities arising from processes involving any accidents or illness/injuries related to the services. GY BRASIL, undertakes to comply with all labor standards related to hygiene, safety and health, especially with regard to the mandatory use of Collective Protective Equipment - CPE and Personal Protective Equipment - PPE of the persons responsible for providing the services included in the Lease Subject Matter of this AGREEMENT.

10.9.1. Insurance coverage. The insurance coverage provided for in this O&M Agreement does not exclude or diminish any of the obligations or responsibilities of GY BRASIL assumed in this O&M Agreement or under the LAWS AND REGULATIONS. GY BRASIL will remain responsible to the CLIENT and third parties for any losses and damages that it causes, even if insured.

10.10 Responsibility of GY BRASIL. GY BRASIL shall be responsible, civilly and criminally, for the acts practiced by its professionals (employees, agents, representatives or contracted/subcontracted professionals) in the execution of the services under this O&M Agreement. GY BRASIL is fully responsible for any and all problems, contracting general liability insurance and employer liability insurance, at its own expense, and presenting its policies, duly accompanied by proof of payment of your premium, as well as endorsements with policy actions or a new policy, if applicable, and your payment receipts in a timely manner.

10.11. No employment relationship with the CLIENT. The PARTIES agree that this O&M Agreement will not create any employment relationship between the CLIENT and the employees and contractors, directly or indirectly, by GY BRASIL, which is solely responsible for all expenses with these employees arising from any labor laws, as well as social security and occupational accident laws.

10.12. Judicial Claims. GY BRASIL undertakes to assume any demands (from public or private agents), labor, regulatory, social security, tax or occupational accidents that are related to the scope of this O&M Agreement, filed against the CLIENT, in a judicial process or administrative or by an extrajudicial appeal of third parties, appearing spontaneously to request their inclusion in the process and the exclusion of the CLIENT or, in the case of an extrajudicial complaint of a third party, informing the third party about the total lack of liability of the CLIENT. If the CLIENT remains in the process, due to his request for exclusion having been denied, he must elect his lawyers for his defense, with GY BRASIL being responsible for all pertinent expenses, such as attorney fees, court costs and convictions, which also will apply in the event of an out-of-court claim by a third party.

10.13. Compliance with current legislation. GY BRASIL shall take the appropriate measures so that the subcontractor is obliged to comply with all applicable obligations arising from this O&M Agreement, such as confidentiality, compliance with all applicable laws, liability, among others, with GY BRASIL being responsible for any default by the subcontractor.

10.14. Labor Obligations. GY BRASIL undertakes to be up to date with any and all charges, contributions and taxes, including those of a social, social and labor nature, and with any and all fees, charges or charges of any nature arising from the celebration and execution of this O&M Agreement and Subject Matter, and must assume and bear any and all complaints or claims by its employees or any subcontractors.

10.15. Reimbursement of expenses. GY BRASIL shall reimburse the CLIENT for all expenses incurred (including, but not limited to. Conviction, fine, penalty, legal costs and costs, attorney fees, contract fees, up to the amount provided in the Table of the Brazilian Bar Association), for legal actions related to the Subject Matter and initiated by its employees and subcontractors against the CLIENT. The refund must be made within seven (7) days of receiving the notice sent by the CLIENT stating these amounts.

10.15.1. Lack of automatic refund. If GY BRASIL does not reimburse the CLIENT spontaneously, the CLIENT may deduct remuneration due to GY BRASIL from the amounts paid referred to in the notice mentioned in the paragraph above. If the amount of the invoice due is not enough to cover the debt, with the balance remaining to be paid, the CLIENT may, at its discretion, discount the next invoices and/or use the judicial system regardless of prior notification or notice.

10.16. Legal claims against the CLIENT. If GY BRASIL does not make the reimbursement pursuant to Section 10.15 above within the established period, the CLIENT may retain part of the payments due to GY BRASIL, as collateral, limited to [***]%of the amount contained in the first sentence degree. Even if there are resources, which may be reduced or increased as a result of process calculations, decision changes or any other procedural incident that justifies, cases provided for in this O&M Agreement in which payments are withheld due to GY BRASIL, it must continue the execution of the Subject Matter, according to the terms and conditions of the O&M Agreement and its Annexes.

10.17. Regularization of payments by the CLIENT. The retained amount must be returned to GY BRASIL by the CLIENT, duly updated by the IPCA or index that replaces it, always in the shortest period permitted by law, as soon as GY BRASIL proves the exclusion of the CLIENT from the dispute, the full compliance with the condemnatory sentence or compliance with an agreement made with the plaintiff/claimant that dismisses the process.

10.18. Limit of legal proceedings violated to the CLIENT. If the pending or judicial or administrative proceedings brought against the CLIENT exceed the number of ten (10) or reach, in any quantity, the amount involved equal to or greater than the monthly amount to be paid by the CLIENT to GY BRASIL, the CLIENT may terminate this AGREEMENT immediately, occasion on which the CLIENT may retain the amounts due to close the aforementioned pending matters, without prejudice to collection, extrajudicial or judicial, if there are, even after this retention, debts, or open obligations.

10.19. Continuity. All obligations under this Section will survive even if GY BRASIL ceases to have a relationship, for any reason, with the CLIENT.

11. CLIENT’S GENERAL RESPONSIBILITIES

11.1. General responsibilities of the CLIENT. The CLIENT undertakes to:

(i) Pay GY BRASIL the compensation for providing O&M services as provided for in this O&M Agreement;

(ii) Allow free access and guarantee availability of the store’s infrastructure to the employees of GY BRASIL and the employees of their representatives and/or subcontractors to the Establishment, mainly to the CLIENT’s premises where GY BRASIL must perform the monitoring and maintenance services of the Equipment and other requests inherent to the proper functioning of the Equipment, under the terms of this O&M Agreement, provided that it is previously scheduled:

(iii) Prevent the intervention of unauthorized personnel in the Equipment;

(iv) Be responsible, in case of proven misuse of the Equipment by the CLIENT, for the compensation of damages and defects generated in the Equipment;

(v) Provide a water point and an electric power point, as agreed between the PARTIES and local standards as close as possible to access to the roof in order to facilitate the cleaning of the Photovoltaic System;

(vii) Provide a specific, covered, restricted-access storage location for storing spare equipment and cleaning the Photovoltaic System. This material will be supplied by GY BRASIL or its subcontractors, except for the inputs described in Section 11.1 (v);

(vii) Supervise, directly or indirectly, the execution of the Subject Matter, and GY BRASIL shall facilitate such inspection, which will not reduce or exempt GY BRASIL from the responsibilities assumed by it in this AGREEMENT;

(viii) Maintain the electrical interconnection of the Equipment, as well as refrain from making any changes to the electrical structure of the Establishment where the Equipment is located without prior notice to GY BRASIL, at least ten (10) business days in advance; and

(ix) Do not sublet under any circumstances, in whole or in part, the Equipment.

12. NON-COMPLIANCE OF RESPONSIBILITIES

12.1. Non-compliance. If the CLIENT understands that GY BRASIL has breached any of its obligations under this AGREEMENT under the terms of Section 8 of the Lease Agreement, the PARTIES are obliged to comply with the procedures set out in the same section.

13. PRICE AND PAYMENT METHOD

13.1. The provision of O&M service will be remunerated by the CLIENT for the Service Amount.

13.2. Payment Methods.

(i) Payments start. The CLIENT shall pay GY BRASIL monthly the Monthly Service Amount during the Term of Effectiveness counted from the first day of the month following the Commissioning Date, as set out in Annex B.

(ii) First measurement. The first invoice/bill for Monthly Service Amount will be issued by GY BRASIL and will refer to the current month’s balance (from the period of the Commissioning Date to the end of the current month). For subsequent months, it will refer to the current month.

(iii) Means of payment. The CLIENT shall pay GY BRASIL by bank transfer to the current account indicated in Annex E, with proof of deposit or transfer, as receipt and proof of payment.

(iv) Making payments. The CLIENT shall pay monthly the Monthly Service Amount to GY BRASIL on the twentieth (20th) day of the month (or on the 1st business day after that date) upon presentation of an invoice and invoice for services and other documents that may be requested by the CLIENT, such as service reports, proof of compliance with obligations, among others.

(v) Invoicing. GY BRASIL will issue the invoice for the Monthly Service Amount and send it to the CLIENT to the address indicated below by the tenth (10th) business day of the following month (payment of a month overdue), with the maturity being extended by as many days as there is a delay in issuing the invoice/bill, with no penalty or burden applicable to the CLIENT in the exclusive event of issue of the invoice/bill on a date after that date. The PARTIES agree that, if the maturity falls on weekends, holidays or days when there is no banking expedient in the city of the CLIENT’s headquarters, the maturity date will be automatically extended to the next business day, without any type of burden or penalty. The invoices/bills must be delivered by GY BRASIL with this data and to this address:

SENDAS DISTRIBUIDORA S/A. (LOJA 0071 - ASSAI Londrina)

Subject: Agreement No. FV-ASS-COM-0071

Address: Av. Aricanduva. 5.555, Vila Matilde, São Paulo - State of São Paulo

Phone: (11) 3411-5246

CNPJ/MF: 06.057.223/0001-71

State Registration (I.E.) No.: 10.685.373-2

(vi) Invoice correction. If the CLIENT finds any discrepancy in the invoices and/or in the documents presented by GY BRASIL, as mentioned in the item above, in relation to its internal controls, the CLIENT will return the documents and the invoice/bill to GY BRASIL so that it can provide the necessary corrections and issue a new invoice/bill, replacing the previous one. In this case, the indicated payment deadline will be extended to the following month.

(vii) Deduction of taxes. The CLIENT, from the payment due to GY BRASIL, as a result of the execution of the Subject Matter, will deduct the portion related to the charges, contributions and taxes of responsibility of GY BRASIL, whose deduction at source is mandatory.

13.3. Compensation.

(i) The CLIENT shall pay to GY BRASIL for the execution of the Subject Matter of this O&M Contract only the amounts expressly contained in this O&M Agreement.

(ii) The SAn will be paid in twelve (12) monthly installments, corresponding to the Monthly Service Amount.

13.3.1. Adjustment according to IPCA/IBGE. Every year on the Anniversary of the Commissioning Date of the PV System, the Service Amount in Year n will be adjusted according to the Broad Consumer Price Index (IPCA/IBGE). According to the formula:

[***]

13.4. Changes in Laws and Regulations. If there is a change in the Laws and Regulations applicable to this O&M Agreement and modifying the adjustment period to be made in less than twelve (12) months, the price adjustment will take place in the new period provided for in the Laws and Regulations. If the Laws and Regulations are omitted with respect to periodicity, the adjustment will be made within a period that is agreed between the PARTIES, applying on a pro rata temporis basis. If the 1 is extinguished, it ceases to be published or its use is prohibited without a designation in the Laws and Index Regulations to replace it, the PARTIES shall agree within (thirty) days from the date of the event, another index or parameter that adequately reflects the variation in the value of the O&M Agreement in the same way as the IPCA would do, or as close as possible. If there is no agreement during this period, support from external consultants will be sought to establish a better adjustment periodicity.

13.5. Adjustment according to PV Plant Availability. When the calculated Service Adjustment is negative, the absolute value of the Service Adjustment will correspond to an amount due to the CLIENT by GY BRASIL, and conversely, when the calculated Service Adjustment is positive, this will correspond to an amount due to GY BRASIL by the CLIENT. AMS will be limited to [***]% of the absolute amount of the Service Amount paid during year n (SAn).

13.6 The AMS Adjustment is defined as follows:

[***]

Where: the calculation method of GEactual,n and GEtheo,n is explained in Annexes D and F.

13.7 Costs, Taxes, and Expenses. The PARTIES agree that each is responsible for its own costs, expenses and taxes related to the payments now established, in accordance with the applicable legislation.

13.8 Liberality. If GY BRASIL does not collect the amounts notified within the period established above, this fact will be considered a mere liberality, it will not be considered under any circumstances a novation or reduction of any debt, thus remaining the possibility of future recovery, at best opportunity that fits GY BRASIL.

13.9 Payment issues resolution. The PARTIES agree that in the event of any dispute regarding any payment provided for herein, the CLIENT shall pay on time any and all uncontroversial amounts pursuant to the provisions of this O&M Agreement. The receipt by GY BRASIL of any amount will not release the CLIENT from paying any controversial amount. The PARTIES shall use their best commercial efforts to resolve any dispute amicably within 30 (thirty) days from receipt of a notice of dispute, sent by the other PARTY pursuant to Section 19.

13.10. Limitation on the usufruct of securities. GY BRASIL will not be able to issue duplicates and/or charge air with automatic protest instruction on the receivables from the CLIENT.

13.11. Late payment by the CLIENT. Failure to make any payments within the period established herein, except as provided for in Sections 13.2(v) and 13.2(vi). subject the client to the payment of a non-compensatory default penalty of [***]% of the principal amount plus default interest of [***]%per month, pro rate die. There will be no further penalty or payment for delay in settling the bill.

14. REAL ESTATE PROPERTY TRANSFER

14.1 Real Estate Property Transfer. If the CLIENT intends to transfer the property or possession of the Real Estate Property (including, without limitation, through sale, lease and surface right) where the Establishment (“Transfer”) is located to a third party (including, without limitation, an Affiliate (“Acquirer”), PARTIES undertake to comply with the procedures provided for in section 10 of the Lease Agreement.

15. SUSPENSION OF THE O&M AGREEMENT OR TERMINATION OF THE INDEMNITY PAYMENT SERVICE

15.1. Suspension of the O&M Agreement. The CLIENT or GY BRASIL may suspend the execution of the Subject Matter of this O&M Agreement, or part of it, as long as accepted by the other PARTY.

15.1.1. To that end, the PARTY interested in suspending the execution of the Subject Matter of the O&M Agreement must send a justified written notice to the other requesting the suspension of the Subject Matter.

15.1.2. The suspension will be considered effective on the date of acceptance of the suspension by the other PARTY, after receipt of the notice.

15.1.3. Within ten (10) business days after receiving the aforementioned notice, the PARTIES undertake to jointly prepare an action plan with an execution period and commissioning criteria, aiming at regularization and the reestablishment of the Subject Matter of the O&M Agreement. The PARTIES undertake to take the measures agreed at the meetings.

15.1.4. Suspension request by the CLIENT. If the suspension of the Subject Matter is requested by the CLIENT and accepted by GY BRASIL, the CLIENT may suspend payments.

(i)	Such payments will be resumed and will be made retroactively in (sixty) business days without any additions, only after proper completion of the outstanding obligations. Likewise, any debts and credits existing between the PARTIES may be used as compensation, under the terms of the current legislation.

(ii)	During the suspension period, GY BRASIL will not be able to protest any collection order, under penalty of being responsible for the losses and damages that it causes.

(iii)	In cases of suspension on the initiative of the CLIENT for more than sixty (60) days, the CLIENT shall reimburse GY BRASIL for the expenses actually incurred and duly proven that are directly resulting from the suspension of the Subject Matter.

15.1.5. During the case suspension period, at the discretion of GY BRASIL, having verified the impossibility of continuing the execution of the Subject Matter, GY BRASIL considered released from the fulfillment of its performance and Availability obligations for the PV Plant.

15.1.6. Complaint of this O&M Agreement. The suspension of the O&M Agreement will not imply its automatic termination by the PARTIES. However, if either PARTY requests termination, in accordance with the procedure provided for in Section 15, and the PARTIES do not reach an agreement or the other PARTY does not meet the commissioning criteria determined in this O&M Agreement, the other PARTY may, at its discretion, request the termination of the O&M Agreement, pursuant to Section 11 of the Lease Agreement.

16. TERMINATION OF THE O&M AGREEMENT

16.1. Events of Early Termination: This O&M Agreement is entered into on an irrevocable and irreversible basis, and can only be terminated before the end of the Lease Term in the event of termination provided for in the Lease Agreement.

16.2 Automatic Termination. Termination of this O&M Agreement will automatically terminate the Lease Agreement, and termination of the Lease Agreement will automatically terminate this O&M Agreement.

16.3 In the event of termination of the O&M Agreement for the payment of the last invoice, GY BRASIL must submit, up to five (05) days before the due date:

(a)	the list of employees who will remain hired by the provider and the employees who had or will have your employment contracts terminated as a result of termination; and

(b)	proof of payment of severance pay from employees.

16.4 The PARTIES agree that this O&M Agreement will remain in effect regardless of whether the CLIENT and/or any of its affiliates, subsidiaries or parent companies, direct or indirect, undergo a change in their shareholding control or any incorporation, merger, spin-off, transformation or other corporate reorganization.

17. CONSEQUENCES OF EARLY TERMINATION AND PAYMENT OF THE REMAINING BALANCE

17.1. Payment of the remaining balance and the severance payment. The PARTIES agree that, in the event of early termination pursuant to Sections 11.1 (i)(b) of the Lease Agreement (i.e., default of the CLIENT’s obligations not remedied in 60 days) or 11.1 (ii)(d) of the Lease Agreement (i.e., transfer of the Real Estate Property by the CLIENT) of the Lease Agreement, the CLIENT undertakes to make the payment of the remaining balance related to the outstanding installments of the Lease Price of Year n of the Service Amount of Year n within a period of up to ten (10) business days from the date of receipt of the notice requesting termination, by bank transfer to the current account of GY BRASIL indicated in Annex E, so that:

(i) The remaining balance, for each year between the Early Termination Date and the end of the Lease Term, will correspond to the Lease Price of Year n of the Service Amount of Year n, plus an update with a rate of [***]% per annum applied to from the year following the Early Termination Date; and

(ii) The remaining balance will be updated to Net Present Value based on the current SELIC Rate (as defined in Section 1)

17.2. Conditions for fulfilling the termination payment. In order to comply with the obligation of this Section, all payments will be made by the CLIENT free of any deduction or withholding of taxes (including, without limitation, any tax, fee, contribution or any other charge or withholding of a similar nature). If any deduction or withholding of taxes is made or required, the CLIENT shall increase the amount to be paid to GY BRASIL to ensure that GY BRASIL will receive an amount equal to the amount that it should have received and withheld, if such deduction or withholding taxes had not been made or required.

18. DISCLAIMER OF LIABILITY

18.1. For the avoidance of doubt, it is stated that neither PARTY will be subject to payment of any fine or penalty to the other PARTY in any case of termination of this O&M Agreement under the following Lease Agreement Sections: 11.1 (i)(a) and 11.1 (ii)(a) (i.e., bankruptcy, reorganization, dissolution, or extrajudicial or judicial liquidation of the PARTIES) and 11.1(i)(c) and 11.1(ii)(c) (i.e., due to Act of God or Force Majeure).

19. NOTICES

19.1. Notice. In order for any notice or notification between the PARTIES to be valid, it must be sent through the corresponding interlocutors to the business addresses indicated below, unless the PARTY provides a new address with an antecedence not less than five (5) calendar days in relation to the date of change of address:

GY BRASIL:

Attn.: Pierre-Yves Mourgue

Email: [***]

Address: Rua Capitão Pinto Ferreira. 187. Jardim Paulista. São Paulo - State of São Paulo

CLIENT:

Attn.: Fernando Martinez Basílio

Email: [***]

Address: Av. Aricanduva. 5.555. Vila Matilde, São Paulo - State of São Paulo

19.2. Acceptance of notice. Notifications will be considered received: (i) on the business day following receipt, if delivery is made in person: (ii) on the business day following receipt by certified mail or similar, with acknowledgment of receipt: and/or (iii) on the following day, if sent by fax or electronic mail, provided that the device recipient issues a receipt confirmation to the sending device or other satisfactory evidence exists that the message has been received.

19.3. Conditions for communication. To take effect, all communications, authorizations, requests, notifications, disputes, consents, approvals, delegations or information exchanged between the PARTIES under this O&M Agreement must be made in writing, with proof of receipt by the other PARTY.

19.4. Change of interlocutor. The PARTIES undertake to communicate any change of interlocutor to the other PARTY.

19.5. Notices and approval - Lease. The PARTIES’ interlocutors are deemed to be duly authorized to oblige each PARTY in relation to the decisions they take to execute this O&M Agreement. The interlocutors will be the following people:

● GY BRASIL: Diego Langerhorst (diego.langerhorst@greenvellow.com.br)

● CLIENT: Fernando Martinez Basilio (fernando.basilio@assai.com.br)

20. EXCLUSIVITY

20.1. Exclusivity granted to GY BRASIL for the implementation of the PV System. While this O&M Agreement is in effect, the CLIENT will refrain from entering into a similar agreement with any company other than GY BRASIL or its Affiliate or any other equivalent agreement for the Establishment.

21.1 GY BRASIL’s Representations and Warranties. GY BRASIL declares and guarantees to the CLIENT that:

(i) It is a properly organized and validly organized company, and has the legal authority to own its assets and properties and conduct its business:

(ii) It has unrestricted ability, powers and authorization to enter into this O&M Agreement and to fulfill the obligations set forth herein and to consummate the operations contained therein.

(iii) It carries out its activity in full compliance with the legislation in force and has all the approvals, licenses, permits, permits and/or authorizations necessary for such purpose;

(iv) It adopts the actions necessary for the preservation of the environment, exercising the activities on sustainable basis and abiding by all applicable environmental standards at federal, state or municipal levels;

(v) It strictly complies with the Child and Adolescent Statute (Law No. 8069/90) and/or other prevailing legal or regulatory standards, and they do not employ child labor, or person below 18 years old, including minor apprentice, in places that are prejudicial to their growth, physical, psychic, moral and social development, nor in dangerous or unhealthy places and/or services, and/or at times that do not allow school attendance, and also, at night hours (between 10 pm and 5 am) and does not maintain a commercial or any kind of agreement with companies that use, exploit or employ child labor or persons below 18 years old in breach of the law;

(vi) It does not explore, and will not explore, any form of degrading work or work similar to slave work, in conformity with the Universal Declaration of Human Rights, as well as Conventions No. 29 and 105 of the International Labor Organization (ILO), the ILO Declaration on Fundamental Principles and Rights at Work, and the American Convention on Human Rights;

(vii) It does not use discriminatory practices restraining the access to the employment relationship or the maintenance thereof, as a result of gender, origin, race, color, physical condition, religion, marital status, family status, or any other condition;

(viii) Its work environment does not endanger the physical integrity or health of employees, constantly putting into practice actions to reduce accidents and to improve the working conditions of its employees. In the workplace, employees have access to drinking water, clean toilets in adequate quantities, adequate ventilation, emergency exits, appropriate lighting and safety conditions; and

(ix) Do not contract with third parties that do not carry out their activities in accordance with the aforementioned precepts.

(x) GY BRASIL warrants to have an appropriate personal data protection program, compatible with all applicable laws and needs of the CLIENT, including, but not limited to, the adoption of appropriate administrative, technical and fiscal safeguards to protect personal data against: reasonably anticipated threats or risks to privacy, integrity and/or confidentiality of personal data; accidental or illicit destruction or loss of, amendment or disclosure or unauthorized access to personal data (including, but not limited to, when the treatment involves the transfer of the personal data through a network); all illegal forms of treatment of personal data: safety or privacy incidents.

(xi) In compliance with the principle of contractual good faith, the GY BRASIL warrants that it will not, directly or indirectly, offer, give, make, promise, pay or authorize payment, in cash, gifts of any kind or anything of value, in kind or not, resulting from this O&M Agreement, to a national or foreign government official and/or his/her advisors, acting on a transitory basis and/or without remuneration, at any level or instance, as well as political parties, regulatory agencies, diplomatic representations, quasi-governmental entities, government owned or controlled companies, or employee of any public or private international organization. Any possible interaction, of any nature, with any of the agents indicated above must take place only under the terms of this O&M Agreement, and always with prior and express consent of the CLIENT, under penalty of the legal and contractual arrangements applicable to the case. Any information related to this section may be communicated by GY BRASIL to the CLIENT, through its ombudsman channel, on the phone 0800 55 5711 or email ligação@gpabr.com.

21.2. Representations and Warranties of the PARTIES. This O&M Agreement was entered into in accordance with the principle of contractual good faith, without any bias in consent. Thus, PARTIES declare, for all legal purposes, that: (i) they had previous knowledge of the content of this instrument and perfectly understood all obligations contained therein; (ii) they agree with all the terms and conditions of this Instrument; (iii) are duly represented in the form of their respective constitutive acts and have all the authorizations, powers and capacity to assume the obligations provided for in this O&M Agreement; and (iv) the obligations assumed in this act do not conflict with other obligations previously assumed by them in other private or public instruments, or even, arising from a judicial and/or administrative order or summons.

22. MISCELLANEOUS

22.1. Integrality of the Subject Matter. The O&M Agreement expresses the entire agreement between PARTIES with respect to its Subject Matter.

22.2. Modification and amendments. Any modification of the O&M Agreement, whether substantial or not, must be the subject of an amendment duly signed by both PARTIES.

22.3. Prevalence and priority rule. In case of contradiction, it is expressly agreed that the O&M Agreement and/or any future amendments thereto will prevail over its Annexes.

22.4. Limitation of Liability. The SERVICE PROVIDER will be liable for damages, excluding indirect damages, incurred to the CLIENT due to any violation, by the SERVICE PROVIDER, of its contractual obligations. The liability limit is [***]% of the Service Amount in Year n.

22.5. Change of control. This O&M Agreement will remain in effect if the CLIENT and/or any of its affiliates, subsidiaries or controlling companies, direct or indirect, undergoes a change in its shareholding control or any incorporation, merger, spin-off, transformation or other corporate reorganization.

22.6 Assignment to an Affiliate. The PARTIES may assign all or part of their acts and obligations to an Affiliate, upon communication to the other PARTY.

22,7. Assignment of this AGREEMENT. The SERVICE PROVIDER may assign the present or future credit rights arising from the Service Amount owned by the SERVICE PROVIDER to third parties, including investment funds and financial institutions, through CLIENT communication. The CLIENT may not assign any rights and/or shares of this Agreement without the prior written consent of the SERVICE PROVIDER.

22.8. Act of God or Force Majeure. It is characterized as Act of God or Force Majeure, with strict observance of article 393 and its sole paragraph of the Brazilian Civil Code, any event or circumstance that negatively and substantially affects any of the PARTIES and that meets, concomitantly, all the following assumptions:

(i) The occurrence occurs and remains outside the control of the affected PARTY:

(ii) The affected PARTY does not compete directly or indirectly for its occurrence;

(iii) The performance of the affected PARTY, while diligent and timely, has not been sufficient to prevent or mitigate its occurrence; and

(iv) Its occurrence directly affects or prevents compliance by the affected PARTY with one or more obligations provided for in this O&M Agreement.

22.8.1 Unaffected Obligations. No Act of God or Force Majeure will release the PARTIES from any of their obligations due prior to the occurrence of the respective event or which have been constituted before it, although they are due during or after the event of Act of God or Force Majeure.

22.8.2. Effects on this O&M Agreement. With the occurrence of an Act of God or Force Majeure, the PARTIES, while the effects of such event persist, are: exempted from the fulfillment of contractual obligations, directly affected by the event of unforeseen circumstances or force majeure, characterized under the terms of this O&M Agreement, as well as exonerated from any responsibility for the lack or delay in fulfilling obligations that are directly attributable to the Act of God or Force Majeure.

22.9. Ownership. The ownership and all rights on the Subject Matter, such as reports, projects, trademarks, patents, licenses, drawings and technical documentation will belong exclusively to GY BRASIL or to whom GY BRASIL indicates.

22.10. Confidentiality. The PARTIES acknowledge that the O&M Agreement, any document delivered to them by the other PARTY for the conclusion and/or execution of the O&M Agreement, as well as any information regarding any of the two companies that comes into the hands of the other due to the celebration and/or performance of the O&M Agreement, will be confidential. The PARTIES will keep confidential all information that is of a confidential nature and will take all necessary measures so that their employees, the employees of their contractors and suppliers and any other external agents know and respect the confidentiality obligation agreed herein.

22.10.1. The PARTIES will only use the information to achieve the purposes and objectives of this O&M Agreement and will not use it for other purposes and objectives without the prior and express authorization of the other PARTY.

22.10.2. This confidentiality obligation does not apply to information that: (i) is in the public domain at the time of its disclosure or obtaining: (ii) becomes public domain after its disclosure or obtaining, unless through breach of this O&M Agreement or unlawful act by PARTY, its directors, employees or any subcontractors; or (iii) are lawfully obtained by the PARTY from third parties, without breach of this O&M Agreement or any confidentiality obligations in relation to the other PARTY.

22.10.3. GY BRASIL should not use, under any circumstances. the corporate name of the CLIENT and/or its affiliated, subsidiaries and/or controlling companies, as well as their brands and other distinctive signs without its express authorization.

22.10.4. GY BRASIL shall respect the rights of third parties, such as intellectual property rights, trade and industrial secrets, right to image, right to honor, right to privacy, among others, etc., GY BRASIL being solely responsible for any violation of such rights.

22.10.5. Confidentiality Term. It is expressly stipulated between the PARTIES that this Section will remain in force for a period of (two) years after the end of the term of this O&M Agreement.

22.10.6. Application of confidentiality. The confidentiality obligation will not apply to information that: (i) is in the possession of the PARTIES prior to the signing of this O&M Agreement, whenever they can prove that they obtained them by themselves or by third parties unrelated to the other PARTY; (ii) is in the public domain or reaches the public domain during the performance of this O&M Agreement, without being due to an action or omission by any of the PARTIES and/or employees and/or contractors (including suppliers and contractors); and (iii) are required by a public agency or court order within the procedures initiated by it. The requested PARTY must immediately inform the other PARTY of this request, so that it can take steps to reverse the order or, if this is not possible, the receiving PARTY must provide only the minimum amount necessary for the fulfillment of the request.

22.11. Dispute Resolution. In the event of any controversy or conflict regarding the reality, performance, interpretation or application of this O&M Agreement or any provision of this O&M Agreement that cannot be resolved amicably by the PARTIES within thirty (30) days (except as otherwise agreed) between the PARTIES), the PARTIES will submit the dispute to the jurisdiction of the Judicial District of the Capital of the State of São Paulo, to settle any doubts arising from this O&M Agreement, except for any other, however privileged it may be. This O&M Agreement shall be governed by the laws of the Federative Republic of Brazil.

22.12. Validity of the sections of this O&M Agreement. If one of the sections of this O&M Agreement and its Annexes is found to be null, voidable or ineffective by any Laws and Regulations, it must be considered as unwritten and, to the extent legally possible, replaced by another agreed between the PARTIES. The other contractual provisions not affected by the legal prohibition will survive with their full effectiveness.

In witness whereof, the PARTIES hereby read this O&M Agreement and sign it in two (2) copies of equal content and form, in the presence of the two (2) witnesses undersigned, so that it produces its legal and juridical effects.

São Paulo, April 29, 2019.

FOR ASSAÍ:	FOR GY BRASIL:
(sgd)	(sgd)
Name: Belmiro Gomes	Name: Pierre-Yves Mourgue
Title: Assaí Atacadista	Title: Chief Executive Officer

(sgd)

Name: [blank]

Title: [blank]

FOR THE LESSOR:

(sgd)

Name: Anderson Barres Castilho

Title: Assaí Atacadista

WITNESSES:

(sgd)	(sgd)
Name: Noemie Gogol	Name: Lucas Attademo
Identity Card RG No. and Individual Taxpayers’ Register (CPF) enrollment No.: 237.847.558-60	Identity Card RG No. and Individual Taxpayers’ Register (CPF) enrollment No.: 107 946 217 16
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